Exhibit 23.3

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Dynatronics Corporation of our report dated December 7, 2016, relating to the financial statements of Bird & Cronin, Inc. for the years ended September 30, 2016 and 2015, and of our report dated September 13, 2017, with respect to the financial statements of Bird & Cronin, Inc. as of June 30 2017 and 2016 and for the nine months then ended, which reports appear as exhibits to the Form 8-K filed by Dynatronics Corporation on October 6, 2017.
We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ CUMMINGS, KEEGAN & CO., P.L.L.P.

St. Louis Park, Minnesota
October 13, 2017